                                                                   Exhibit 10.25


                               SERVICES AGREEMENT

        This Agreement (the "Agreement") is made as of the first day of August, 1998 by and among: (i) Meridian Ventures, Inc., a Nevada corporation or any successor corporation controlled by Thomas C. Shull, provided such successor corporation is reasonably acceptable to the Debtor ("Meridian"), and Thomas C. Shull ("Shull"), jointly and severally; and (ii) Barney's, Inc., a New York corporation and its (wholly-owned and majority owned) subsidiaries which are debtors and debtors in possession (collectively referred to as the "Debtor", the "Corporation" or the "Company") in Case No. 96 B 40113 (the "Case"), now pending before the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

        1. PROVISION OF SERVICES. Meridian shall provide the services of Thomas
C. Shull and two additional consultants as provided below for the benefit of the Debtor and affiliates of the Debtor which are debtors (the "Affiliates"). In connection therewith, Mr. Shull shall serve as the President and Chief Executive Officer (the "President/CEO") and as a member of the Debtor's executive management committee (the "Executive Committee") and shall report to the Board of Directors.

        2. RESPONSIBILITIES; CORPORATE GOVERNANCE. (a) The President/CEO shall act and serve during the term of this Agreement as the President and Chief Executive Officer of the Debtor and Affiliates and shall report to the Debtor's Board of Directors. The employment responsibilities of the President/CEO will include those normally held by the president and chief executive officer of a retail corporation of similar size and nature to the Company. The President/CEO shall devote his full time efforts (which shall mean an average of 50 hours per work week, excluding reasonable vacation, personal, sick time or deminimus non-conflicting time for Meridian) in connection with his role as President, Chief Executive Officer and member of the Executive Committee. All employees and officers shall report directly or indirectly to the President/CEO, except those holding the position of Chair (as defined below).

        (b) The President/CEO shall have complete access to all business records and employees of the Company.

        (c) The President and CEO shall be a member of the Debtor's Executive Committee, which consists of the following officers: Phyllis Pressman (Chairperson of the Executive Committee); Robert L. Pressman (Co-Chairman of the Board of Directors); Eugene Pressman (Co-Chairman of the Board of Directors); Thomas C. Shull (President/CEO); John S. Dubel (Executive Vice President/CFO); and Marc H. Perlowitz (Executive Vice President & General Counsel/Human Resources). A quorum for Executive Committee meetings shall be set at three of its members. All action by the Executive Committee and any changes in the membership of the Executive Committee shall require a majority vote of the quorum then in attendance provided such majority must include at least two out of three members who do not hold the position of "Chair". The position of "Chair" shall be deemed to mean the current Chairperson of the

Executive Committee and the current Chairman or Co-Chairman of the Board of Directors.

        (d) (i) The Executive Committee and the President/CEO shall endeavor to meet on a regular basis and as often as is necessary. Any member of the Executive Committee may, upon 48 hours notice, schedule a meeting of the Executive Committee. All meetings may be held in person and/or by telephone. Notwithstanding anything in the Agreement to the contrary, all significant and material decisions by any member of the Executive Committee shall be approved by the Executive Committee prior to the implementation of such decisions. Significant and material decisions shall include decisions that under corporate law and custom would normally be delegated by a board of directors to a corporate governance operating body similar to an executive committee of a corporation equal in size to the Company. Significant and material decisions shall include the following employment decisions (the "Employment Decisions"): the hiring, firing, compensation and benefits of any employee or officer of the Corporation holding the title of Senior Vice President or above, the General Managers of each of the Madison Avenue, Beverly Hills and Chicago stores, and any employee holding the title of General Merchandise Manager in the merchandising group (collectively, "Senior Officers"). Upon the effective date of a confirmed plan of reorganization, the Executive Committee shall be disbanded and the new board of directors shall assume its responsibilities and determine the internal governance mechanisms it believes are appropriate provided until the new board of directors determines such internal governance mechanisms, significant and material decisions shall be approved by the new board.

        (ii) The Executive Committee shall discuss all significant and material store actions, including, without limitation, openings, closings of stores, and material amendments to leases, before taking any action.

        (iii) The Blackstone Group and/or other professionals as selected and directed by the Board of Directors shall have the responsibility to the Company for providing advice and counsel with respect to Investor (as hereinafter defined) activities and shall report to the Board of Directors regarding their activities and progress but shall also keep the President/CEO (who shall fully participate in such activities) and the Executive Committee continually and fully informed. The Board of Directors, any officer or member of the Executive Committee shall advise the President/CEO on a timely basis of their knowledge of all Investor (i) meetings that will be attended by a director or officer representing the Company, and permit the President/CEO to attend if he so requests, and (ii) activities. The President/CEO shall advise Blackstone of all Investor activities. "Investor" shall mean (i) all activities, process, decisions, communications, strategies, negotiations or agreements in connection with any party making an investment in, or the restructuring of, the Corporation as part of a recapitalization or plan of reorganization or (ii) any plan of reorganization (including a debtor supported, creditor sponsored or third party plan or any combination thereof) or restructuring process (including any aspect involving the strategy or formation of a plan of reorganization). The Board of Directors shall have final authority regarding any Investor decisions on behalf of the Company.

        (iv) With regard to any significant and material matter with respect to which the President/CEO shall have a material difference of opinion with the Executive Committee and/or Board of Directors, the President/CEO shall have the right to communicate with the Official Committee of Unsecured Creditors, material stakeholders of the Debtor or the Debtor's debtor-in-possession lenders; provided however, that prior to such communication the President/CEO shall provide written notice of his intention to do so and detailing the issues to the Board of Directors and to the Debtor's outside general counsel.

        (v) In performing his services hereunder as President/CEO, Shull at all times will be subject to and shall comply with his fiduciary responsibilities as an officer of the Company to such parties as required by applicable state law and the Bankruptcy Code.

        (vi) The Board of Directors shall retain, discharge and direct all professionals. Nothing contained in this Agreement shall in any way restrict the powers of the Board of Directors of the Corporation under the laws of any applicable jurisdictions, including the laws of the States of Delaware and New York, including, but not limited to, the power to terminate the Agreement, subject only to the contractual rights of Meridian and Shull to compensation, any amounts due upon termination of this Agreement and indemnification hereunder.

        3. TERM. The term of this Agreement shall commence as of August 1, 1998 and shall terminate on July 31, 1999 but shall be subject to extension in the event the parties enter into the Extension Agreement (as hereinafter defined).

        4. COMPENSATION. (a) In consideration for providing the services of Thomas C. Shull as President/CEO and certain consultants as provided herein Meridian shall receive, in addition to the other consideration provided in this Agreement, compensation at the rate of $95,000.00 per month payable in advance during the first week of each month (the "Base Fee").

        (b) The compensation payable to Meridian under this Agreement is in consideration for the services of Thomas C. Shull and services provided by Meridian of one full-time consultant and one 75% part-time senior consultant. It is contemplated initially that the full time consultant shall be Paul Jen (who shall continue in his current role as Vice President of Business Planning and Marketing) and the 75% part-time consultant shall be Ed Lambert. The Debtor shall not be obligated to provide Thomas C. Shull or any such consultant with Meridian, and Meridian, Shull and Meridian on behalf of each other Meridian employee serving hereunder as consultant, specifically declines any employee benefits (for example, health, 401K, pension, or other benefits provided by the Debtor to its employees etc.) under this Agreement. Notwithstanding the foregoing, the Debtor will allow Shull and the Meridian consultants covered under this Agreement to avail themselves of the Company's employee clothing discount offered to other employees generally.

        (c) The Debtor shall pay Meridian a flat fee of $9,500.00 per month which represents 10% of the compensation in paragraph 4(a) and is deemed to cover Meridian over-head (including legal and accounting), health care costs, payroll costs, and other expenses (the "Flat Fee").

        (d) The Debtor shall reimburse Meridian for the reasonable out-of-pocket expenses of the President/CEO, full time consultant and part time consultant which are incurred on behalf of the Debtor on appropriate business such as travel, meals, communications and lodging other than the Lambert Transition Expenses hereinafter defined. The Debtor shall also reimburse Meridian for the reasonable travel, housing and occupancy expenses (including relocation expenses for Ed Lambert and his family but excluding ordinary living expenses such as utilities and groceries) for Ed Lambert (the "Lambert Transition Expenses"). Meridian shall submit invoices for such reimbursable expenses on a monthly basis, and the Debtor shall process payment of the same upon receipt, provided in no event shall the total reimbursement for Lambert Expenses exceed $10,000 per month (except for the following which will be reimbursed by the Debtor as they occur:

         (x) reasonable and customary lease deposits not to exceed $20,000 provided all deposits which are not used for the payment of rent shall be returned to the Debtor at the conclusion of the lease;

         (y) reasonable and customary moving expenses occurring within 60 days of the commencement date of the Agreement and the effective date of termination of this Agreement.)

        (e) The Debtor shall provide a personal secretary to be recruited by Thomas Shull in connection with his performance of duties as President/CEO. The Debtor shall reimburse Meridian and Shull for their reasonable attorneys fees in connection with the negotiation of this Agreement which total amount shall not exceed $10,000. In addition to the above, the Debtor shall promptly reimburse Meridian and Shull for their reasonable legal fees in the event that either of them shall consult with their counsel in connection with their fiduciary responsibilities to the Estate under the Agreement, provided that such fees shall not without the prior written approval of the Executive Committee (which shall not be unreasonably withheld) exceed $20,000 (except that such $20,000 cap shall not limit the fees payable pursuant to paragraph 8 hereof).

        (f) Meridian shall have the right to accept another engagement during the term of this Agreement provided such engagement does not lessen the ability of Meridian and Shull to perform its services hereunder or conflict with the obligations of Meridian and Shull hereunder or present a conflict of interest with respect to the Company.

        5. PERFORMANCE BONUS. (a) No later than March 30, 1999, the Debtor shall pay Meridian a performance bonus ("Performance Bonus") calculated and payable for the fiscal six months ending in fiscal January, 1999 as soon as the Debtor's publish such six months financial statements which shall have been reviewed by the Debtor's

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outside accountants. If the EBITDA for said six month period ("Period EBITDA")
exceeds the Debtor's plan for EBITDA for such period ("Plan EBITDA"), then Meridian shall receive a performance Bonus of $100,000.

        (b) Upon approval of this Agreement by the Bankruptcy Court, paragraph 5 of the Agreement among the Debtor, Meridian and Shull dated as of September 1, 1997 (the "1997 Agreement") shall be deleted in its entirety and replaced with the following new paragraph 5:

                "5. The Debtor shall pay to Meridian (a) a performance bonus of $150,000 not later than August 31, 1998 and (b) an additional sum of $150,000 within five days after the effective date of a plan of reorganization which has been confirmed by the Bankruptcy Court provided such plan has been confirmed not later than March 31, 1999.

        6. TERMINATION. (a) The engagement of Meridian and Shull hereunder will terminate if any of the following shall occur: (i) ten days after written notice by the Debtor to Meridian and Shull with respect to any material breach by Meridian or Shull of the terms of this Agreement or Willful Misconduct (as hereinafter defined) committed by Meridian or Shull; (ii) ten days after written notice by Meridian and Shull to Debtor if the Debtor is in material breach of this Agreement; (iii) July 31, 1999; (iv) upon the death or permanent disability of Shull; (v) upon entry of an order in the Case appointing a trustee in such Case or upon entry of an order converting such Case to a case under Chapter 7 of the Bankruptcy Code; (vi) if after a plan of reorganization is confirmed by the Bankruptcy Court and management stock options are offered to employees but not offered to Shull (who shall have the right to designate his interest in such stock options with Meridian employees who are covered under this Agreement) in connection with his role as President/CEO, taking into account the relative relationship of the value of options offered to other senior officers, then Meridian may terminate this Agreement on 30 days notice; (vii) if within 30 days after the effective date of a plan of reorganization which has been confirmed by the Bankruptcy Court, Shull is not duly elected as a member of the new board of directors, then Meridian may terminate this Agreement on 30 days notice; (viii)
(x) within 60 days after the effective date of a plan of reorganization which has been confirmed by the Bankruptcy Court, Meridian or the Company may terminate this Agreement by sending written notice of same which shall be effective 30 days after such notice or (y) thirty days after written notice by Meridian and Shull to Debtor if Shull determines in his reasonable discretion that he is unable to materially perform his duties under this Agreement due to any action or failure to act on the part of the Debtor or (z) thirty days after written notice by Meridian and Shull in the event either the Debtor or any significant stakeholder retains an executive search firm or takes any direct action to identify, hire or recruit a new President or CEO provided in the case of (x) , (y) or (z) above the Company may elect to extend the thirty day periods referred to therein to up to ninety days; or (ix) if by January 31, 1999 the Company and Meridian shall not reach agreement regarding a performance bonus to be paid to Meridian in connection with the six month period ending on fiscal July, 1999, Meridian may terminate this Agreement on thirty (30) days notice.

        (b) The parties agree that Meridian and Shull will have been unable to pursue alternative, profitable opportunities in order to take on this engagement, that Meridian and Shull would suffer substantial financial damage if either party were to exercise its rights of termination hereunder, and that the amount of damages to Meridian and Shull would be difficult, if not impossible, to calculate accurately. Accordingly, the parties agree that if pursuant to this paragraph 6, Meridian, Shull or the Debtor shall at any time cause this Agreement to terminate or the Agreement shall otherwise terminate, then the Debtor shall pay Meridian an amount as set forth below. In the event of the termination of this Agreement as provided in paragraph 6(a), Meridian shall receive hereunder the Base Fee, the Flat Fee and the Lambert Transition Expenses through the end of the month in which the date of termination has occurred, plus a termination payment as follows:

        (A) If the termination is pursuant to paragraph 6(a)(i) above, the amount due and owing to Meridian shall be $0;

        (B) If the termination is pursuant to paragraph 6(a)(ii) above, Meridian shall be entitled to receive (1) a payment equal to the total of the Base Fee and Flat Fee (together, the "Payment Amount") for six months and (2) a payment equal to the Payment Amount for six months less Mitigation (as hereinafter defined);

        (C) If the termination is pursuant to paragraph 6(a)(iii) above and (1) this Agreement was not extended on or before June 30, 1999 for a term of at least one year on equivalent or better terms and conditions for Skull and Meridian as set forth herein (the "Extension Agreement") and (2) the Company delivered to Meridian the Extension Agreement executed by the Company on or before June 20, 1999, Meridian shall be entitled to receive a payment equal to the Payment Amount for six months. Notwithstanding the above, should the parties ultimately enter into the Extension Agreement, no amounts shall be payable by the Company pursuant to this paragraph;

        (D) If the termination is pursuant to paragraph 6(a)(iii) and this Agreement was not extended on or before June 30, 1999 for a term of at least one year on equivalent or better terms and conditions for Shull and Meridian as set forth herein (the "Extension Agreement") due to the fact that the Company did not deliver to Meridian the Extension Agreement on or before June 20, 1999, Meridian shall be entitled to receive the following: (1) a payment equal to the Payment Amount for six months and (2) a payment equal to the Payment Amount for six months less Mitigation. Notwithstanding the above, should the parties ultimately enter into the Extension Agreement, no amounts shall be payable by the Company pursuant to this paragraph;

        (E) If the termination is pursuant to paragraph 6(a)(iv), Meridian shall be entitled to receive a payment equal to the Payment Amount for twelve months, and

        (F) If the termination is pursuant to paragraph 6(a)(v), (vi), (vii),
(viii) or (ix), Meridian shall be entitled to receive the following: (1) a payment equal to the Payment Amount for six months and (2) a payment equal to the Payment Amount for six months less Mitigation.

        (c) Any amounts payable to Meridian pursuant to this paragraph 6 which are not subject to Mitigation shall be paid in a lump sum within five business days after the termination date of this Agreement. Any amounts payable to Meridian which are subject to Mitigation shall be payable over six months (individually, a "Mitigation Month") in six equal monthly installments commencing with the first day of the seventh full month following termination date provided the amount of any such payments shall be offset by Mitigation, if applicable. As used herein, "Mitigation" shall mean all compensation, salary, fees and income payable and attributable by a third party for the services of Thomas Shull, Ed Lambert and Paul Jen (the "Meridian Employees") as employees of Meridian or to the Meridian Employees directly (whether or not employed by Meridian) with respect to such services during each of the six Mitigation Months. Mitigation will not apply to existing Meridian contracts heretofor disclosed to the Debtor as set forth in that certain letter of Meridian to the Debtor dated August 7, 1998. Meridian shall notify the Company on the last business day of each Mitigation Month of the amount of Mitigation actually received since the first day of such Mitigation Month and shall provide a calculation of the amount due by the Company to Meridian for that Mitigation Month payment taking into account the credit to the Company for Mitigation. The Debtor shall pay any such invoices for a Mitigation Month payment within five business days. In addition to the foregoing amounts, the amount due under paragraph 5 (a) shall be due and payable in accordance with the terms hereof (other than in connection with a termination pursuant to paragraph 6(a)(i)) on a prorata basis should the effective date of termination occur prior to January 31, 1999. For purposes of the immediately prior sentence, "prorata basis" shall be determined by multiplying the amount payable under paragraph 5(a) by a fraction, the denominator of which is the number of days in the period commencing August 1, 1998 and ending January 31, 1999 (the "Measuring Period") and the numerator of which is the number of days that this Agreement was in effect during the Measuring Period. The parties agree that the amounts established hereunder are liquidated damages reasonable under the terms and circumstances of this Agreement (but excluding amounts due under paragraph 8 which shall continue to survive the termination of this Agreement), the payment of which shall fully satisfy and discharge any obligation of the Debtor to pay
(i) any further compensation and any performance bonus under Sections 4 and 5, respectively, hereof and, (ii) any compensation for lost opportunity costs incurred by Meridian or Shull as a result of either party entering into this Agreement.

        (d) In addition, upon termination of this Agreement for any reason, the Debtor shall reimburse Meridian and Shull for all reimbursable expenses incurred by either or both to the time of termination plus any remaining lease costs through and including July 31, 1999 under contract for the Lambert Transition Expenses provided (i) no such reimbursement of Lambert Transition Expenses shall exceed $50,000 and (ii) no reimbursement of Lambert Transition Expenses shall be required if

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Ed Lambert is working in the New York/New Jersey/Connecticut tri-state area.
Meridian will use reasonable efforts to minimize any remaining lease costs.

        7. INSURANCE. The Debtor shall maintain in force during the term of this Agreement, directors' and officers' liability insurance ("D&O Insurance") with limits not less than five million dollars ($5,000,000) on terms and conditions currently provided for under the Debtor's existing insurance policy, and shall use reasonable efforts to name Thomas C. Shull as an insured thereunder within ten (10) days of this Agreement being approved by the Court.

        8. INDEMNITY. If Meridian, Shull or any employee of Meridian who serve as consultants to the Debtor ("Indemnitee") is threatened with or made a party to, or called as a witness or deposed or subpoenaed in, any action, suit or other legal, administrative or governmental proceeding or other legal process by reason that Indemnitee is or was deemed a consultant, officer, employee or other agent of the Debtor or any of its affiliates, the Debtor shall defend, indemnify and hold Indemnitee harmless to the maximum extent allowed by applicable law against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements and expenses, including counsel fees reasonably incurred by Indemnitee in connection therewith, to the extent the same are not paid under the D&O Insurance ("Indemnified Liability" or "Indemnified Liabilities"); provided however, that Indemnitee shall not be entitled to indemnification hereunder to the extent any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, disbursement or expense results from the gross negligence, willful misconduct or criminal conviction ("Willful Misconduct") of Indemnitee as determined by a court of competent jurisdiction. Indemnitee represents and warrants that it or he has not received notice of any claim which might constitute an Indemnified Liability hereunder. Debtor represents that it has not received any notice of any claim against Indemnitee that would constitute an Indemnitee Liability hereunder. Payments under this indemnity in respect of indemnified settlements or judgments shall be paid at the time of final settlement or final judgment (from which no appeal may be taken), or in respect of counsel fees or costs of defense, which shall be limited to one counsel for all Indemnitees, and shall be paid at the time such fees or costs are incurred.

        Indemnitee shall have the right to pay or compromise and adjust all Indemnified Liabilities not manifestly without merit; provided, however, that as to matters disposed of by a compromise payment by Indemnitee pursuant to a consent decree or otherwise, no reimbursement, either for said payment or for any other expenses in connection with the matter so disposed of, shall be provided unless such compromise shall be approved by order of the Bankruptcy Court on such notice as it may direct. Debtor shall have the right to pay or compromise without Indemnitee's consent Indemnified Liabilities other than those which arise from or are related to any criminal action, suit or proceeding. Notwithstanding anything to the contrary contained in the preceding sentence, Indemnitee's consent shall be required for any settlement which contains a stipulation to, or admission or acknowledgment of, any liability or wrongdoing on the part of Indemnitee.

        The Debtor shall, on a timely basis, pay the expenses as they are incurred by Indemnitee in investigating, preparing or defending any such threatened action, suit or other proceeding in advance of the final disposition of such action, suit or other proceeding, upon receipt of an undertaking from Indemnitee to repay such payment upon the terms of the last sentence of this paragraph. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make repayment. If Indemnitee shall be adjudicated to be not entitled to indemnification under this paragraph 8 or if the matter involved shall be disposed of by a compromise payment with respect to which Indemnitee shall not be entitled to Indemnification under this paragraph 8, then Indemnitee promptly shall reimburse the Debtor for such expenses or amounts paid.

        This paragraph 8 shall survive the termination of the Agreement.

        9. CONFIDENTIALITY. Meridian and Shull shall at all times both during its and his engagement hereunder and after termination thereof regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Debtor that has been or may be obtained by Meridian or Shull by reason of the performance of the terms of this Agreement. Meridian and Shull agree that all documents, reports, manuals, drawings, designs, tools, equipments, plans, proposals, marketing and sales plans, customer lists, or materials made by the Debtor or coming into Meridian's or Shull's possession by reason of its or his performance under this Agreement are the property of the Debtor and shall not be used by Meridian or Shull in any way prohibited by this Agreement. Except as expressly provided herein, or as required by the terms of the credit agreement between the Lenders and the Debtor, during the term of this Agreement and after termination thereof, Meridian and/or Shull shall not deliver, reproduce, publish or in any way allow, after due care, information describing any trade secrets or other confidential documents or things to be delivered or used by any third party without specific direction or written consent of the Debtor or in response to lawful process. Immediately upon termination of this Agreement, Meridian and Shull shall promptly deliver to the Debtor all documents, tools, equipment, drawings, blueprints, manuals, material and significant or confidential letters and notes, reports, price lists, customer lists and copies thereof, and all other materials relating to the Debtor's business and which are in the possession or under the control of Meridian or Shull. Confidential information as defined above shall exclude information or materials that become generally available to the public other than through disclosure by Meridian, Shull or any employee of Meridian in violation of this Agreement. This paragraph 9 shall survive the termination of this Agreement.

        10. MISCELLANEOUS. (a) The Debtor shall use its reasonable best efforts to obtain approval hereof by the Bankruptcy Court, which approval shall affirm that this Agreement and the services of Meridian and Shull hereunder constitute an administrative obligation under 11 U.S.C. Section 503(b) . This Agreement shall be effective when it has been signed by the parties and approved by the Bankruptcy Court, provided that the Debtor shall seek such approval NUNC PRO TUNC as of the date of this Agreement, and further provided, that such approval shall occur not later than September 1, 1998. Upon approval of this Agreement by the Bankruptcy Court, this Agreement shall replace the l997 Agreement except with respect to paragraph 5 thereof, as amended by this Agreement, relating to the bonus payable to Meridian and such other provisions as specifically survive termination. This Agreement shall be assumed as part of any plan or reorganization which is confirmed by the United States Bankruptcy Court. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

        (b) In the event Shull is appointed to the new board of directors, Shull shall resign if he is no longer Chief Executive Officer of the Company. This paragraph 10(b) shall survive the termination of this Agreement.

        11. MODIFICATION. This Agreement may only be modified by mutual agreement provided that such modification, if material, is approved by the Bankruptcy Court.

        12. ASSIGNMENT. This Agreement is a personal service contract and may not be assigned by either party.

        13. NOTICES. All notices required or permitted by this Agreement shall be in writing and shall be personally delivered or faxed to the parties at their addresses set forth below or to such different addresses as such parties shall direct by notice sent in accordance with this paragraph.

If to Thomas C. Shull and Meridian Ventures, Inc.:

                  1111 Third Avenue Tower
                  Suite 2500
                  Seattle, Washington 98101
                  Fax:        206-232-4734
                  Phone:      206-232-4735

with copies to:

                  John Paul Ketels, Esq.
                  Rogers & Wells
                  607 14th Street, N.W.,  10th Floor
                  Washington, DC 20005
                  Fax:        202-434-0807
                  Phone:      202-434-0826

If to Debtor:
                  Marc H. Perlowitz, Esq.
                  Executive Vice President - General Counsel and
                      Human Resources
                  Barney's, Inc.
                  575 Fifth Avenue, 11th Floor
                  New York, NY 10017
                  Fax:212-450-8480
                  Phone:      212-450-8606

with a copy to:

                  John P. Campo, Esq.
                  LeBouef, Lamb, Greene & MacRae, L.L.P.
                  125 West 55th Street
                  New York, NY 10019
                  Fax:212-424-8500
                  Phone:      212-424-8896

        14. COUNTERPARTS. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15. ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or material misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled, in addition to any other relief to which it may be entitled, to recover reasonable attorneys' fees and other costs incurred in that action or proceeding including fees and costs incurred on appeal and in collecting any judgment, and the court shall so provide in its judgment.

        16. CONSENT TO JURISDICTION. The Debtor, Meridian and Shull each hereby irrevocably consent to the jurisdiction of the Bankruptcy Court for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in such court and that such court shall have jurisdiction as provided above.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             BARNEY'S, INC.
                             (acting as Officers and
                             attesting as members of the
                             Board of Directors)

                             By:  /s/ Phyllis Pressman
                                  ------------------------------
                                  Phyllis Pressman as its
                                  Chairwoman of the
                                  Executive Committee; Director


                             By:  /s/ Robert L. Pressman
                                  ------------------------------
                                  Robert L. Pressman as its
                                  Co-Chairman of the
                                  Board of Directors; Director


                             By:  /s/ Eugene Pressman
                                  ------------------------------
                                  Eugene Pressman as its
                                  Co-Chairman of the
                                  Board of Directors; Director


                             MERIDIAN VENTURES, INC.


                             By:  /s/ Thomas C. Shull
                                  ------------------------------
                                  Thomas C. Shull, President

                               /s/ Thomas C. Shull
                             -----------------------------------
                             Thomas C. Shull, as an individual



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